EXHIBIT 99

                                               Rowan Companies, Inc.
News Release                                                                     2800 Post Oak Boulevard, Suite 5450
                                                       Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                                      May 9,  2007

ROWAN DECLARES 10 CENT QUARTERLY DIVIDEND
HOUSTON, TEXAS -- Rowan Companies, Inc. (NYSE: RDC) announced today that its Board of Directors has declared a cash dividend of 10¢ per share of Common Stock payable on June 6, 2007 to shareholders of record on May 22, 2007.

The Company reinstituted a regular quarterly dividend in May 2006.

Rowan Companies, Inc. is a major provider of international and domestic offshore contract drilling services. The Company also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries. The Company’s stock is traded on the New York Stock Exchange. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575. Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.